EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company

Two Rivers Settles Suncanna Lawsuit

DENVER, Colorado – August 20, 2018 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) is pleased to announce that last week it settled a lawsuit that had been brought by Suncanna, LLC and Aaron Van Wingerden with a full release for all parties in the litigation.

On August 14, 2018, the District Court, Pueblo County, Colorado, entered a judgment enforcing the terms of a settlement agreement that had been previously reached by the parties. Suncanna, the former lessee of the greenhouse owned by GrowCo Partners 1, LLC, and Aaron Van Wingerden, owner of Suncanna, were paid $500,000 by the defendants, Two Rivers, TR Capital Partners, GrowCo Partners 1, LLC, Wayne Harding, CEO and CFO of Two Rivers (the Two Rivers Parties”) and other related parties.

The Two Rivers Parties paid $30,000 as their share of the settlement. $440,000 was paid by Two Rivers insurance carrier, and the balance was paid by the other parties involved in the litigation.

“We are happy to put this legal action behind us,” commented Wayne Harding. “The suit was filed on August 31, 2016 and has distracted Two Rivers from its primary mission of developing our water assets for the benefit of our investors and the community where we have our water.”

Two Rivers is planning an investor conference call toward the end of September 2018 for an executive overview of its plans and an opportunity for investors and interested parties to ask questions.

About Two Rivers

Two Rivers assembles its water assets by acquiring land with senior water rights. Two Rivers focuses on development and redevelopment of infrastructure for water management and delivery. Two Rivers’ long-term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where its water assets are located.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Carl Investor Relations

Two Rivers Water & Farming Company
(410) 493-4876
mailto: info@2riverswater.com